Targeted Medical Pharma, Inc. 8-K

EXHIBIT 2.1
AGREEMENT AND PLAN OF REORGANIZATION

by and among

AFH ACQUISITION III, INC.,
TMP MERGER SUB, INC.,
AFH MERGER SUB, INC.,
AFH HOLDING AND ADVISORY, LLC,
TARGETED MEDICAL PHARMA, INC.,
WILLIAM E. SHELL, MD,
ELIZABETH CHARUVASTRA
AND
KIM GIFFONI

Dated as of January 31, 2011

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 31, 2011 (this “Agreement”), by and among AFH Acquisition III, Inc., a Delaware corporation (“AFH”), TMP Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of AFH (“TMP Merger Sub”), AFH Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of TMP Merge Sub (“AFH Merger Sub”), AFH Holding and Advisory LLC, a Nevada limited liability company and affiliate of AFH (“AFH Advisory”),Targeted Medical Pharma, Inc., a Delaware corporation (“Pharma”), William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni.

WHEREAS, the parties intend to effect the merger of TMP Merger Sub with and into Pharma (the “TMP Merger”), with Pharma continuing as the surviving entity in the TMP Merger (the “Surviving Company”), as a result of which the entire issued and outstanding common stock, par value $.0001 per share of Pharma (the “Pharma Stock”) and the outstanding options to purchase Pharma Stock (the “Pharma Options” and, together with the Pharma Stock, the “Pharma Equities”) will be deemed for all purposes to represent shares of common stock, par value $.001 per share, of AFH (the “AFH Stock”) and options to purchase AFH Stock (the “AFH Options” and, together with the AFH Stock, the “AFH Equities”), respectively, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware General Corporation Law, as amended (“DGCL”);

WHEREAS, immediately after the TMP Merger, the parties intend to effect the merger of AFH with and into AFH Merger Sub (the “AFH Merger”) with AFH continuing as the surviving entity in the AFH Merger (the “Surviving Subsidiary”), as a result of which the entire issued and outstanding shares of AFH Stock and the outstanding AFH Options will be deemed for all purposes to represent shares of common stock, par value $.001 per share, of Surviving Company (the “Surviving Company Common Stock”) and options to purchase Surviving Company Common Stock (the “Surviving Company Options” and, together with the Surviving Company Common Stock, the “Surviving Company Equities”), respectively, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (the TMP Merger and the AFH Merger, the “Reorganization”);

WHEREAS, the Boards of Directors of AFH (the “AFH Board”) and TMP Merger Sub and the Board of Directors of Pharma (the “Pharma Board”) have each approved the TMP Merger and the AFH Merger, as the case may be, and each of them has determined that this Agreement, the Reorganization and the other transactions contemplated hereby are advisable and in the respective best interests of each of AFH, TMP Merger Sub and AFH Merger Sub and Pharma, respectively, and their respective stockholders and equityholders;

WHEREAS, the Pharma Board has resolved to recommend that the stockholders of Pharma (the “Pharma Stockholders”) adopt this Agreement and the Board of Directors of TMP Merger Sub has resolved to recommend that its sole stockholder adopt this Agreement, to the extent such approval is required.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I
TERMS OF THE REORGANIZATION

Section 1.01.          The Reorganization.

(a)           The TMP Merger.

(i)           Immediately prior to the AFH Merger, upon the terms and conditions of this Merger Agreement and in accordance with the DGCL, TMP Merger Sub shall be merged with and into Pharma at the Effective Time (as hereinafter defined).  Upon consummation of the TMP Merger, the separate existence of TMP Merger Sub shall thereupon cease and Pharma shall continue its corporate existence under the laws of the State of Delaware.

(ii)          As a result of the TMP Merger, at the Effective Time, (A) all of the issued and outstanding Pharma Stock, other than the Dissenting Pharma Stock (as defined herein), shall be exchanged into 18,308,576 shares of AFH Stock and (B) all of the outstanding Pharma Options shall be exchanged into 566,424 AFH Options, respectively (the AFH Stock and AFH Options issued to the holders of Pharma Equities in the TMP Merger, the “TMP Merger Consideration”) on a pro rata basis.  All Pharma Equities (except the Dissenting Pharma Stock) shall, by virtue of the TMP Merger and without any action on the part of the holders of the Pharma Equities, be automatically cancelled and shall cease to exist, and each holder of Pharma Equities shall cease to have any rights with respect thereto, except the right to receive the AFH Stock or AFH Options, as the case may be. From and after the Effective Time, any certificate representing the Pharma Stock and Pharma Options, other than the Dissenting Pharma Stock, shall be deemed for all purposes to represent AFH Common Stock and AFH Options, respectively, into which such shares of Pharma Stock and Pharma Options, respectively, were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificate.  As a result of the TMP Merger, all of the common stock of TMP Merger Sub shall be converted into common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the Surviving Company following the Effective Time.

(iii)         Fractional Shares.  No certificates or scrip representing fractional shares of AFH Stock or AFH Options to acquire fractional shares of AFH Stock or book-entry credit of the same shall be issued in exchange for the Pharma Equities.  Each holder of Pharma Equities who receives any portion of the AFH Stock or AFH Options who would otherwise have been entitled to receive a fraction of a share of AFH Stock or an AFH Option to acquire a fraction of a share of AFH Stock shall have such fractional interest rounded up to the nearest whole number.

(iv)         Withholding Taxes.  AFH and the Surviving Company shall be entitled to deduct and withhold from the TMP Merger Consideration payable to a holder of Pharma Equities in the TMP Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”) or any applicable provision of federal, state, local or foreign Tax Law.  To the extent that such amounts are so withheld by AFH or the Surviving Company, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Pharma Equities in respect of which such deduction and withholding was made by AFH or the Surviving Company, as the case may be.

(v)           No Liability.  None of the parties shall be liable to any holder of Pharma Equities for such TMP Merger Consideration (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(vi)          It is expressly understood and agreed by the parties that the number of AFH Stock issuable to the holders of the Pharma Stock as part of the TMP Merger Consideration upon the Closing of the TMP Merger shall be reduced on a pro rata basis with respect to those Pharma Stock that constitute Dissenting Pharma Stock.  By way of example, in the event there is Dissenting Pharma Stock equal to 3% of all Pharma Stock, the amount of AFH Stock issuable to the holders of Pharma Stock as part of the TMP Merger Consideration upon consummation of the TMP Merger shall be reduced by 3%.

(vii)         By virtue of the TMP Merger, (A) the certificate of incorporation of Pharma as in effect immediately prior to the Effective Time, shall be, at and after the Effective Time, the certificate of incorporation of the Surviving Company and (B) the bylaws of Pharma as in effect immediately prior to the Effective Time shall be, at and after the Effective Time, the bylaws of the Surviving Company.

(viii)        From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Pharma and TMP Merger Sub and all of the claims, obligations, liabilities, debts and duties of Pharma and TMP Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(b)           The AFH Merger.

(i)            Immediately after the TMP Merger, upon the terms and conditions of this Merger Agreement and in accordance with the DGCL, AFH shall be merged with and into AFH Merger Sub at the Effective Time.  Upon consummation of the AFH Merger, the separate existence of AFH Merger Sub shall thereupon cease and AFH shall continue its corporate existence under the laws of the State of Delaware.

(ii)           As a result of the AFH Merger, all of the issued and outstanding AFH Stock and all of the outstanding AFH Options shall be exchanged into the same number of shares of Surviving Company Common Stock and Surviving Company Options, respectively.  From and after the Effective Time, any certificate representing the AFH Stock or AFH Options shall be deemed for all purposes to represent Surviving Company Common Stock and Surviving Company Options, respectively, into which such shares of AFH Stock and AFH Options, respectively, were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificates.  As a result of the AFH Merger, all of the common stock of AFH Merger Sub shall be converted into Surviving Subsidiary Stock with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the Surviving Subsidiary following the Effective Time.

(iii)           Fractional Shares.  No certificates or scrip representing fractional shares of Surviving Company Common Stock or Surviving Company Options to acquire fractional shares of Surviving Company Common Stock or book-entry credit of the same shall be issued upon the surrender of the AFH Equities for exchange.  Each holder of AFH Equities who receives any portion of the Surviving Company Common Stock or Surviving Company Options who would otherwise have been entitled to receive a fraction of a share of Surviving Company Common Stock or a Surviving Company Option to acquire a fraction of a share of Surviving Company Common Stock shall have such fractional share rounded up to the nearest whole number.

(iv)           Withholding Taxes.  The Surviving Company and Surviving Subsidiary shall be entitled to deduct and withhold from the AFH Merger Consideration payable to a holder of AFH Equities in the AFH Merger any such amounts as are required under the Code or any applicable provision of federal, state, local or foreign Tax Law.  To the extent that such amounts are so withheld by the Surviving Company or the Surviving Subsidiary, such withheld amounts shall be treated for all purposes as having been paid to the holder of the AFH Equities in respect of which such deduction and withholding was made by the Surviving Company or Surviving Subsidiary, as the case may be.

(v)           No Liability.  None of the parties shall be liable to any holder of AFH Equities for such AFH Merger Consideration (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(vi)           By virtue of the AFH Merger, (A) the certificate of incorporation of AFH as in effect immediately prior to the Effective Time, shall be, at and after the Effective Time, the certificate of incorporation of the Surviving Company and (B) the bylaws of AFH as in effect immediately prior to the Effective Time shall be, at and after the Effective Time, the bylaws of the Surviving Company.

(vii)          From and after the Effective Time, the Surviving Subsidiary shall possess all properties, rights, privileges, powers and franchises of AFH and AFH Merger Sub and all of the claims, obligations, liabilities, debts and duties of AFH and AFH Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Subsidiary.

Section 1.02.          Closing; Effective Time; Effect.

(a)           Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 6.01, and subject to the satisfaction or waiver of the conditions set forth in Article V hereof, the closing of the Reorganization (the “Closing”) shall take place on a date and at a time to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Agreement) of all the conditions set forth in Article V, at the offices of AFH, unless another date, time or place is agreed to by the parties. The date on which the Closing occurs is herein referred to as the “Closing Date”.  The time when the Reorganization shall become effective is herein referred to as the “Effective Time”.

(b)           Subject to the terms and conditions hereof, concurrently with the Closing, the parties shall cause the TMP Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “DE Secretary of State”) a certificate of merger for the TMP Merger (the “TMP Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the TMP Merger.  The TMP Merger shall become effective immediately upon the filing of the TMP Certificate of Merger or at such time thereafter as is provided in the TMP Certificate of Merger.

(c)           Subject to the terms and conditions hereof, immediately after the filing of the TMP Certificate of Merger and concurrently with the Closing, the parties shall cause the AFH Merger to be consummated by filing with the DE Secretary of State a certificate of merger for the AFH Merger (the “AFH Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the AFH Merger.  The AFH Merger shall become effective immediately upon the filing of the AFH Certificate of Merger or at such time thereafter as is provided in the AFH Certificate of Merger.

Section 1.03.          Dissenting Pharma Stockholders.   Notwithstanding any provision of this Merger Agreement to the contrary, to the extent a holder of Pharma Stock is entitled to appraisal rights in connection with the TMP Merger under Section 262 of the DGCL, the Pharma Stock issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised and perfected the right to dissent from the TMP Merger and to be paid fair value in accordance with the DGCL and as to which, as of the Effective Time, the holder thereof has not failed to timely perfect or shall have not effectively withdrawn or lost dissenters’ rights under the DGCL (the “Dissenting Pharma Stock”), shall not be exchanged into or represent a right to receive the AFH Stock, but the holder thereof shall be entitled only to such rights as are granted by the DGCL.  Notwithstanding the immediately preceding sentence, if any holder of Pharma Stock who demands appraisal rights with respect to his, her or its Pharma Stock under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his, her or its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Pharma Stock shall thereupon be deemed to have been exchanged as of the Effective Time into the right to receive its pro rata portion of the TMP Merger Consideration as provided in Section 1.01(a)  hereof, without interest thereon, and such Pharma Stock shall no longer be Dissenting Pharma Stock.  At the Effective Time, any holder of Dissenting Pharma Stock shall cease to have any rights with respect thereto, except the rights provided under the DGCL and as provided in this Section 1.03.   Pharma shall give AFH (i) prompt written notice of any notice of intent to demand fair value for any Pharma Stock, withdrawals of such notices, and any other instruments served pursuant to the DGCL and received by Pharma, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value of Pharma Stock under the DGCL.  Pharma shall not, except with the prior written consent of AFH, voluntarily make any payment with respect to any demands for fair value of Dissenting Pharma Stock or offer to settle or settle any such demands.

Section 1.04.          Directors and Officers.

(a)           In connection with the TMP Merger, the AFH Board shall consist of seven (7) members, two of whom are to be selected by AFH Holding and Advisory LLC (“AFH Advisory”) and five (5) of whom are to be selected by the Pharma Insiders.  Four board members of the AFH Board shall be “independent directors” as that term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market, at least three of whom shall be qualified to serve on the AFH Board’s audit committee and one of which shall be qualified to be designated as the audit committee financial expert following the Closing.  One member of the AFH Board selected by AFH Advisory must be qualified as an “independent director”.  In addition, AFH Advisory shall have the right to approve all other individuals designated to serve as “independent directors” of the AFH Board, which approval shall not be unreasonably conditioned, delayed, denied or withheld.  Elizabeth Charuvastra shall initially serve as the Chairman of the AFH Board until her resignation or removal.  In connection with the AFH Merger, the members of the AFH Board shall be appointed as members of the Board of Directors of the Surviving Company (the “Surviving Company Board”).  Each of the Parties shall take all necessary action to effectuate the provisions of this Section 1.04.

(b)           At the Effective Time, the AFH Board shall appoint and designate as officers of the Surviving Company the following: Elizabeth Charuvastra shall be appointed Chairperson and Vice President of Regulatory Affairs, William E. Shell, MD shall be appointed Chief Executive Officer and Chief Scientific Officer, Kim Giffoni shall be appointed Executive Vice President of Foreign Sales and Investor Relations, Steve B. Wernacke shall be appointed Chief Financial Officer and Amir Blachman shall be appointed Vice President of Strategy and Operations.  In addition, William E. Shell, MD shall be appointed as Chief Executive Officer of the Surviving Subsidiary.  The individual appointed to the position of Chief Financial Officer of the Surviving Company shall be acceptable to AFH Advisory, which approval shall not be unreasonably conditioned, delayed, denied or withheld.

Section 1.05.          Certain Adjustments to Capitalization.  If, between the date of this Merger Agreement and the Effective Time, the outstanding AFH Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares or a stock dividend or dividend payable in any other securities is declared effective with a record date within such period, or any similar event occurs, the TMP Merger Consideration shall be appropriately adjusted to provide to the Pharma Stockholders the same economic effect as contemplated by this Agreement prior to such event.

Section 1.06.          Tax-Free Reorganization.  The Reorganization is intended to be a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Reorganization as a tax-free transaction for federal income tax purposes.  The Parties agree to report the Reorganization as a tax-free reorganization under the provisions of Section 368(a).  None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.01.          Definitions.  For purposes of this Merger Agreement, the following definitions shall apply:

(a)           As used in this Merger Agreement, a “Material Adverse Effect” shall mean, with respect to a party, any occurrence, state of facts, change, event, effect or circumstances that, individually or in the aggregate, has or would reasonably be expected to have, a materially adverse effect on the business, operations, assets, condition (financial or otherwise), liabilities or results of operations of such party and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstances to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which such party conducts business that is material to the business of such party, so long as such party is not disproportionately affected thereby, (iii) the announcement of the execution of this Merger Agreement, or the pendency of the consummation of the Reorganization, (iv) any change in United States generally accepted accounting principles (“GAAP”) or interpretation thereof after the date hereof or (v) the execution and performance of or compliance with this Agreement.

(b)           As used in this Merger Agreement, “knowledge,” when used with respect to Pharma, shall mean the actual knowledge, after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of Pharma), of the executive officers and directors of Pharma, and, when used with respect to AFH, TMP Merger Sub or AFH Merger Sub, shall mean the knowledge, after reasonable inquiry, of the executive officers and directors of AFH, TMP Merger Sub or AFH Merger Sub.

Section 2.02.          Representations and Warranties of Pharma.

Subject to the exceptions set forth in the disclosure schedule to be delivered by Pharma to AFH in connection herewith (the “Pharma Disclosure Schedule”), Pharma represents and warrants to AFH as follows.

(a)           Organization.

(i)           Pharma and each of its subsidiaries (each a “Subsidiary”) is an entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Pharma and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be so qualified ) would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined).  Section 2.02(a)(i) of the Pharma Disclosure Schedule sets forth each direct and indirect Subsidiary of Pharma and its jurisdiction of organization and the jurisdictions where it is qualified to do business.

(b)           Capital Structure.

(i)           Section 2.02(b)(i) of the Pharma Disclosure Schedule sets forth the authorized, issued and outstanding capital stock or other equity interests of Pharma and each of its Subsidiaries as well as any other securities (including debt securities) of Pharma or its respective Subsidiaries.  All outstanding shares of capital stock of Pharma and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares owned by Pharma, or a direct or indirect wholly owned Subsidiary of Pharma, are free and clear of all liens, charges, encumbrances, claims and options of any nature.  None of the outstanding securities of Pharma or any Subsidiary has been issued in violation of any foreign, federal or state securities Laws (as defined herein).

(ii)          Section 2.02(b)(ii) of the Pharma Disclosure Schedule sets forth a list of all options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements pursuant to which Pharma or any Subsidiary of Pharma is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of Pharma Common Stock, capital stock of a Subsidiary or any other securities of Pharma or its Subsidiaries.

(iii)         There are not, as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which Pharma is a party or by which it is bound relating to the voting of the Pharma Stock.

(c)           Authority; No Violations; Consents and Approvals.

(i)           Pharma has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The affirmative vote of the stockholders of Pharma (the “Pharma Stockholders”) holding at least a majority of the shares of Pharma Stock entitled to vote at a stockholder meeting at which a quorum is present (the “Required Pharma Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby (including this Reorganization).  The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Pharma.  This Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by Pharma and constitutes a valid and binding obligation of Pharma enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

(ii)          The execution and delivery of this Merger Agreement by Pharma does not, and the consummation by Pharma of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Pharma or any of its respective Subsidiaries under any provision of (A) the Certificate of Incorporation or Bylaws of Pharma or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Pharma or any of its respective Subsidiaries, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, or (C) any foreign, federal, state or local order, statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Entity (as defined herein) (each, a “Law” and collectively, the “Laws”) applicable to Pharma or any of its respective Subsidiaries or any of its respective properties or assets.

(iii)           No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”), is required by, or with respect to, Pharma or any of its respective Subsidiaries in connection with the execution and delivery of this Merger Agreement by Pharma or the consummation by Pharma of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on Pharma, except for: (A) the filing of the TMP Certificate of Merger; (B) the filing of the AFH Certificate of Merger; (C) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or (D) such filings as may be required in any jurisdiction where Pharma is qualified or authorized to do business as a foreign corporation in order to maintains such qualification or authorization.

(d)           Financial Statements.  Section 2.02(d)(i) of the Pharma Disclosure Schedule sets forth Pharma’s audited financial statements as of and for the year ended December 31, 2009 and unaudited financial statements as of and for the period ended September 30, 2010 (the “PHARMA Financial Statements”).  Pharma has made or will make available to AFH true, correct and complete copies of the Pharma Financial Statements for inclusion in the Super 8-K.  The Pharma Financial Statements: (i) in all material respects accurately reflect or will reflect Pharma’s books and records as of the times and for the periods referred to therein, (ii) to Pharma’s knowledge, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Pharma’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Super 8-K, comply or will comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(e)           Broker Fees.  No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pharma.

(f)           Books and Records.  All of the books and records of Pharma are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of Pharma are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom).

(g)           Bankruptcy.   Pharma has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

(h)           Foreign Corrupt Practices.  Neither Pharma, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Pharma or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Pharma (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 2.03.          Representations and Warranties of AFH, TMP Merger Sub and AFH Merger Sub.

Subject to the exceptions set forth in the disclosure letter to be delivered to Pharma in connection herewith (the “AFH Disclosure Schedule”), AFH, TMP Merger Sub and AFH Merger Sub jointly and severally represent and warrant to Pharma as follows:

(a)           Organization.  Each of AFH, TMP Merger Sub and AFH Merger Sub is an entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of AFH, TMP Merger Sub and AFH Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be so qualified) would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined).  Section 2.03(a) of the AFH Disclosure Schedule sets forth each direct and indirect Subsidiary of AFH and its jurisdiction of organization and the jurisdictions where it is qualified to do business.

(b)           Capital Structure.

(i)           Section 2.03(b)(i) of the AFH Disclosure Schedule sets forth the authorized, issued and outstanding capital stock or other equity interests of AFH and each of its Subsidiaries as well as any other securities (including debt securities) of AFH or its respective Subsidiaries.  All outstanding shares of capital stock of AFH and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares owned by AFH, or a direct or indirect wholly-owned Subsidiary of AFH, are free and clear of all liens, charges, encumbrances, claims and options of any nature.  None of the outstanding securities of AFH or any Subsidiary has been issued in violation of any foreign, federal or state securities Laws.

(ii)           Section 2.03(b)(ii) of the AFH Disclosure Schedule sets forth a list of all options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements pursuant to which AFH or any Subsidiary of AFH is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of AFH Common Stock, capital stock of a Subsidiary or any other securities of AFH or its Subsidiaries.

(iv)          There are not, as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which AFH is a party or by which it is bound relating to the voting of the AFH Stock or the common stock of TMP Merger Sub or AFH Merger Sub.

(c)           Authority; No Violations; Consents and Approvals.

(i)            Each of AFH, TMP Merger Sub and AFH Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The affirmative vote of the sole stockholder of TMP Merger Sub (the “Required TMP Merger Sub Vote”) is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby (including the TMP Merger).  The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of AFH, TMP Merger Sub and AFH Merger Sub.  This Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by AFH, TMP Merger Sub and AFH Merger Sub and constitutes a valid and binding obligation of each of AFH, TMP Merger Sub and AFH Merger Sub enforceable in accordance with its terms, except subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities Laws.

(ii)           The execution and delivery of this Merger Agreement by each of AFH, TMP Merger Sub and AFH Merger Sub does not, and the consummation by AFH, TMP Merger Sub and AFH Merger Sub of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of AFH, TMP Merger Sub and AFH Merger Sub  or any of their respective Subsidiaries under any provision of (A) the Certificate of Incorporation or

Bylaws of AFH, TMP Merger Sub or AFH Merger Sub or any provision of the comparable charter or organizational documents of any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to AFH, TMP Merger Sub and AFH Merger Sub or any of their respective Subsidiaries, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AFH, TMP Merger Sub and AFH Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets.

(iii)           No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required by, or with respect to, AFH, TMP Merger Sub and AFH Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Merger Agreement by AFH, TMP Merger Sub and AFH Merger Sub or the consummation by AFH, TMP Merger Sub or AFH Merger Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on AFH, TMP Merger Sub or AFH Merger Sub, except for: (A) compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the TMP Certificate of Merger; (C) the filing of the AFH Certificate of Merger; (D) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or (E) such filings as may be required in any jurisdiction where AFH, TMP Merger Sub or AFH Merger Sub is qualified or authorized to do business as a foreign corporation in order to maintains such qualification or authorization.

(d)           SEC Documents. AFH has filed all reports, forms and documents required to be filed by it with the Securities and Exchange Commission (“SEC”).  A true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by AFH with the SEC from February 1, 2008 through and including the Closing Date (the “AFH SEC Documents”) has been made available to Pharma (or such information was readily accessible through the SEC Edgar Web site).  As of its respective filing date, each AFH SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such AFH SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any AFH SEC Document has been revised or superseded by a later AFH SEC Document, none of the AFH SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Financial Statements.  The AFH SEC Documents contain AFH’s audited financial statements as of and for the year ended October 31, 2010 and unaudited financial statements for all subsequent quarterly periods, as applicable (the “AFH Financial Statements”).  The AFH Financial Statements: (i) in all material respects accurately reflect or will reflect AFH’s books and records as of the times and for the periods referred to therein, (ii) to AFH’s knowledge, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of AFH’s operations and cash flows for the periods indicated and (iv) comply or will comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(f)           Absence of Certain Changes.  Except as disclosed in or as reflected on the AFH Financial Statements, or except as contemplated by this Agreement, since October 31, 2010, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to AFH or any Subsidiary’s capital stock; (ii) any amendment of any term of any outstanding equity security of AFH or any Subsidiary; (iii) any repurchase, redemption or other acquisition by AFH or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, AFH or any Subsidiary; (iv) any change in any method of accounting or accounting practice by AFH or any Subsidiary; or (v) a Material Adverse Effect with respect to AFH or any respective Subsidiary.  Neither AFH nor Subsidiary have any off-balance sheet arrangements.

(g)           No Undisclosed Liabilities.  There are no liabilities of AFH or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately reflected or reserved in the AFH Financial Statements; (ii) liabilities under this Agreement; and (iii) as disclosed on Section 2.02(g) to the AFH Disclosure Schedule.

(h)           No Default.  Neither AFH nor any Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), nor is the execution of this Merger Agreement a default or violation, of any term, condition or provision of (i) in the case of AFH or any Subsidiary, their respective charters, agreements and bylaws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which AFH or any Subsidiary is now a party or by which AFH or any Subsidiary or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to AFH or any Subsidiary.

(i)           Compliance with Applicable Laws; Permits.

(i)           AFH and each Subsidiary is in compliance with all Laws applicable to it and the conduct of its business as currently conducted and as proposed to be conducted following the consummation of the Reorganization, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.   None of AFH or any Subsidiary is in conflict with, or in default or violation of, nor since October 31, 2010 has it received any notice of any conflict with, or default or violation of any applicable Law by which AFH or any Subsidiary or any property or asset of AFH or any Subsidiary is bound or affected, except for any such conflict, default or violations that would not reasonably be expected to have a Material Adverse Effect.

(ii)          There is no pending, or, to the knowledge of AFH, threatened proceeding or investigation to which AFH or any Subsidiary is subject before any Governmental Entity.

(iii)         AFH and each Subsidiary hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted and as contemplated to be conducted (the “AFH Permits”), all of which are in full force and effect and no suspension or cancellation of any AFH Permit is pending or, to the knowledge of AFH, threatened, except where the failure of any of the AFH Permits to be in full force and effect, or suspension or cancellation of any of the AFH Permits, would not reasonably be expected to have a Material Adverse Effect.

(j)           Litigation.  There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of AFH, threatened against AFH or any Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect.  There is no Order binding against AFH or any Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Reorganization) or that would reasonably be expected to have a Material Adverse Effect.  AFH and each Subsidiary is in material compliance with all Orders.  There is no material Action which AFH or any Subsidiary has pending against other parties.

(k)           Restrictions on Business Activities.  There is no agreement or Order binding upon AFH or any Subsidiary or any of their respective managers, officers or directors that could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any material respect any business practice of AFH or any Subsidiary as their respective businesses are currently conducted, any acquisition of property by AFH or any Subsidiary, any financing activity  by AFH or any Subsidiary, or restricting in any respect the ability of AFH or any Subsidiary from engaging in business as currently conducted, except where such agreement or Order would not reasonably be expected to have a Material Adverse Effect.

(l)           Taxes.

(i)           AFH and each Subsidiary has (A) timely (taking into account any extensions) filed, or caused to be filed, all material Returns required to be filed by or with respect to it in respect of any Taxes, which such Returns are true, accurate, correct and complete in all material respects and (B) timely paid, collected or withheld all material Taxes required to be paid, collected or withheld (other than such Taxes that it is contesting in good faith or for which adequate reserves in the AFH Financial Statements have been established in accordance with GAAP) for which AFH or any Subsidiary may be liable.  Section 2.03(l)(i) of the AFH Disclosure Schedule sets forth each jurisdiction where AFH, or a Subsidiary files or is required to file a Return, except where the failure to file would not reasonably be expected to have a Material Adverse Effect.  There are no claims, assessments, audits, examinations, investigations or proceedings pending against AFH or any Subsidiary in respect of any Tax and none of AFH or any Subsidiary has been notified in writing of any proposed Tax claim, assessments or audits against AFH or any Subsidiary (other than, in each case, claims or assessments or audits against AFH or any Subsidiary for which adequate reserves in the AFH Financial Statements have been established in accordance with GAAP or are immaterial in amount).  There have been no material encumbrances with respect to any Taxes upon any of the assets of AFH or a respective Subsidiary other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or changes being contested in good faith by appropriate proceedings; or (iii) Taxes for which adequate reserves in the AFH Financial Statements have been established in accordance with GAAP.

(ii)           None of AFH or any Subsidiary (A) has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority (x) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which AFH or any Subsidiary would be liable or (y) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operations of AFH or any Subsidiary, (B) has made a change in method of accounting for a taxable period ending on or prior to the Closing Date, or (C) has sold assets on the installment method.

(iii)          None of AFH or any Subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

(iv)          None of AFH or any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)           Absence of Certain Changes or Events.  Except as disclosed in, or reflected in the AFH SEC Documents, or except as contemplated by the Merger Agreement, since the date of AFH’s Current Balance Sheet (as defined below) there has not been:

(i)            any change in the assets, liabilities, financial condition or operating results of the AFH from that reflected in the AFH SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii)            any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(ii)            any waiver or compromise by AFH or any Subsidiary of a valuable right or of a material debt owed to it;

(iii)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by AFH, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(iv)           any material change to a material Contract by which AFH, a Subsidiary or any of its assets is bound or subject;

(v)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vi)           any resignation or termination of employment of any officer of AFH;

(vii)          any mortgage, pledge, transfer of a security interest in, or lien, created by the AFH, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair AFH’s ownership or use of such property or assets;

(viii)         any loans or guarantees made by AFH to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(ix)           any declaration, setting aside or payment or other distribution in respect of any of AFH or any Subsidiary’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by AFH or any Subsidiary;

(x)            any alteration of the method of accounting or the identity of the auditors for AFH or any Subsidiary;

(xi)           any issuance of equity securities to any officer, director or affiliate; or

(xii)          any arrangement or commitment by AFH or any Subsidiary to do any of the things described in this Section 3.02 (m).

(n)           No Vote Required.  No vote of the holders of any class or series of AFH capital stock is necessary to approve this Agreement or the transactions contemplated hereby, including, without limitation, the Reorganization and the issuance of AFH Equities in connection therewith.

(o)           Books and Records.  All of the books and records of AFH, TMP Merger Sub and AFH Merger Sub are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of AFH and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom).

(p)           Bankruptcy.   None of AFH or any Subsidiary has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

(q)           No Broker.  No broker, investment banker, or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AFH, TMP Merger Sub or AFH Merger Sub.

(r)           Foreign Corrupt Practices.  None of AFH or any Subsidiary, nor any director, officer, agent, employee or other person acting on behalf of AFH or any of its subsidiaries has, in the course of its actions for, or on behalf of, AFH (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(s)           ERISA Compliance; Excess Parachute Payments. None of AFH or any Subsidiary do, and since inception never have, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other AFH Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of AFH.

(t)           Transactions With Affiliates and Employees.  Except as set forth in AFH SEC Documents, none of the officers or directors of AFH is presently a party to any transaction with AFH or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of AFH, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner

(u)           Internal Accounting Controls.  AFH maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  AFH has established disclosure controls and procedures for AFH and designed such disclosure controls and procedures to ensure that material information relating to AFH is made known to the officers by others within those entities.  AFH’s officers have evaluated the effectiveness of AFH’s controls and procedures.  Since September 30, 2010, there have been no significant changes in AFH’s internal controls or in other factors that could materially affect AFH’s internal controls.

(v)           Investment Company.  AFH is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(w)           Disclosure.  AFH confirms that neither it nor any person acting on its behalf has provided any holder of Pharma Equities or its respective agents or counsel with any information that AFH believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by AFH under a current report on Form 8-K filed within four business days after the Closing.  AFH understands and confirms that the Pharma Stockholders will rely on the foregoing representations and covenants in effecting transactions in securities of AFH.  All disclosure provided to the Pharma Stockholders regarding AFH, its business and the transactions contemplated hereby, furnished by or on behalf of AFH (including AFH’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(x)           Certain Registration Matters.  None of AFH, TMP Merger Sub or AFH Merger Sub have granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of AFH registered with the SEC except as contemplated by this Agreement and the transactions entered into in connection therewith.

ARTICLE III
ADDITIONAL AGREEMENTS

Section 3.01.         Make Good.

(a)           Forfeiture of Shares.  William E. Shell, MD (“Shell”), Elizabeth Charuvastra (“Charuvastra”) and Kim Giffoni (“Giffoni” and, together with Shell and Charuvastra, the “Pharma Insiders”) acknowledge and agree that, in the event the Surviving Company fails to achieve Adjusted EBIDTA of $22,000,000 (the “Make Good Target”) for the fiscal year ended December 31, 2011 (the “Make Good Period”), then the Pharma Insiders shall cancel and forfeit up to an aggregate of 1,906,768 shares of Surviving Company Common Stock they collectively hold (the “Pharma Insider Make Good Shares”)  in an amount equal to the percentage by which Surviving Company’s Adjusted EBITDA (as defined below) for the Make Good Period falls short of the Make Good Target.  For example, in the event the Surviving Company’s Adjust EBITDA for the Make Good Period misses the Make Good Target by ten percent (10%), then the Pharma Insiders shall forfeit an aggregate of ten percent (10%) of the Pharma Insider Make Good Shares based upon the percentage of the Pharma Insider Make Good Shares held by each Pharma Insider indicated in Section 3.01(a) of the Pharma Disclosure Schedule.

(b)           Definitions.

For purposes of this Merger Agreement, “Adjusted EBITDA” shall mean consolidated net earnings of the Surviving Company before interest expense, income taxes, depreciation, amortization, non-recurring expenses associated with the Follow-on Financing for the period beginning January 1, 2011 and as calculated in accordance with Section 3.01(b) of the Pharma Disclosure Schedule applied on a consistent basis. For purposes of the calculation of Adjusted EBITDA, net earnings shall exclude any Expenses (as defined below) relating to the Follow-on Financing, including without limitation, non-recurring expenses incurred in connection with any road show and investor presentation, and any other one-time non-recurring transaction expenses hereafter incurred, and any other expense incurred by the Surviving Company, Pharma or any subsidiary, whether incurred prior to or following the consummation of the Reorganization, including, without limitation, any payment of fees to any advisors, including investment banking fees and expenses, of Pharma or the Surviving Company, any Nasdaq fees, expenses associated with the Current Report on Form 8-K to be filed immediately following the consummation of the Reorganization to disclose the transaction (the “Super 8-K”),or expenses associated with the registration statement relating to the Follow-on Financing (the “Follow-on Financing Registration Statement”), however, only if incurred after January 1, 2011.

For purposes of this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of the underwriting agreement, placement agent agreement or similar agreement relating to the Follow-on Financing or any ancillary agreement related hereto, the preparation, and filing of the Follow-on Financing Registration Statement, the printing and mailing of the Follow-on Financing Registration Statement and all other matters related to the consummation of the Follow-on Financing.

(c)           Audit.           As soon as practicable after the Make Good Period terminates, but no later than the thirtieth (30th) day after the Make Good Period, the Surviving Company (or its audit committee or accountants) shall prepare and deliver to the Pharma Insiders a statement setting forth in reasonable detail the Adjusted EBITDA achieved by the Surviving Company for the applicable target period together with the calculation used to determine the Adjusted EBITDA for the applicable period (the “EBITDA Statement”). The EBITDA Statement will be prepared in accordance with Section 3.01(b) of the Pharma Disclosure Schedule applied on a consistent basis. The Pharma Insiders shall have thirty (30) days following their receipt of the EBITDA Statement (the “EBITDA Objection Period”) to accept or dispute its accuracy.  During the EBITDA Objection Period, the Pharma Insiders and their accountant(s) shall be permitted to review the pertinent accounting books and records and work papers of the Surviving Company used in the preparation of the EBITDA Statement and the Surviving Company shall, and shall cause its independent accountants to, cooperate and assist in the conduct of such audit and review and make available, to the extent reasonably necessary, its personnel.  Unless a Pharma Insider delivers a written objection to the Surviving Company on or prior to the expiration of the EBITDA Objection Period, the Adjusted EBITDA set forth in the EBITDA Statement shall be deemed to be the final amount of Adjusted EBITDA for the Make Good Period (the “Final EBITDA”) and will become final and binding on the parties. If a Pharma Insider does object, the written objection must specify the items or calculations with which he takes issue.  If a Pharma Insider objects in accordance with the previous sentence to the Adjusted EBITDA Statement delivered in accordance with this Section 3.01(c), the Surviving Company and the Pharma Insider shall, during the 30-day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts.  If the Surviving Company and the Pharma Insider resolve their disagreements in accordance with the foregoing sentence, the Adjusted EBITDA set forth in the EBITDA Statement with those modifications, if any, to which the Surviving Company and the Pharma Insider shall have agreed shall be deemed to be the Final EBITDA.  If, upon completion of such 30-day period, the Surviving Company and the Pharma Insider are unable to reach agreement on all the disputed items, they shall promptly thereafter cause the Surviving Company’s independent accountant to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of preparing the EBITDA Statement; provided that the independent accountant may consider only those items or amounts in the EBITDA Statement as to which the Surviving Company and the Pharma Insider have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by the Surviving Company, on the one hand, and the Pharma Insider, on the other hand, and no more and no less; provided, further, that the independent accountant shall act as an expert and not as an arbitrator.  The Surviving Company and the

Pharma Insider shall require the independent accountant to deliver to them, as promptly as practicable, a report setting forth its calculations. Such report will be final and binding upon the parties hereto and shall be deemed to be the Final EBITDA.  The Surviving Company, on the one hand, and the Pharma Insider, on the other hand, shall bear the costs of the independent accountant proportionately in relation to the amount by which the amounts in dispute differ from the independent accountant’s determination of the Final EBITDA.

Section 3.02.         Registration Rights.  Holders who beneficially own less than ten percent (10%) of the issued and outstanding Surviving Company Common Stock following the consummation of the Reorganization shall be entitled to the piggyback registration rights contained in the registration rights agreement executed in connection with the consummation of the Reorganization.

Section 3.03.         Investor Relations Firm.  The Surviving Company shall use its best efforts to hire and maintain a reputable investor relations firm acceptable to AFH Advisory not later than thirty (30) days prior to the Closing Date, which acceptable by AFH Advisory shall not be unreasonably conditioned, delayed, denied or withheld.

Section 3.04.         Legal Conditions to Reorganization. Except as otherwise provided herein, each of Pharma and AFH will, and will cause their respective Subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Reorganization and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Reorganization.  Each of Pharma and AFH will, and will cause their respective Subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or non-opposition by, any Governmental Entity or court required to be obtained or made by Pharma, AFH or any of their Subsidiaries in connection with the Reorganization or the taking of any action contemplated thereby or by this Agreement.

Section 3.05.         Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

Section 3.06.         Public Announcements and Regulation FD.

(a)           AFH and Pharma will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, except as may be required by SEC rules and regulations, applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system (but shall still provide a copy of such release to the other party).

(b)           Any information concerning Pharma disclosed to AFH or its Subsidiaries or their respective affiliates or representatives or any information concerning AFH or its Subsidiaries or their respective affiliates or representatives disclosed to Pharma, which has not been publicly disclosed, shall be kept strictly confidential by the parties hereto and shall not be disclosed or used by the recipients and until publicly disclosed by the party to which such information relates; provided, however, that the foregoing provision shall not prohibit disclosures by any party of information that (i) was in the possession of a party prior to the date hereof, provided that such information is not known by such party to be subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Section 3.06 or (iii) a party is required to disclose by law, including in connection with a proceeding or in connection with the payment of Taxes.  Each party hereto hereby agrees that no public announcements concerning the terms of this Merger Agreement or the transactions contemplated thereunder shall be made without the mutual consent of the parties, not to be unreasonably withheld.  Notwithstanding the foregoing, AFH shall be entitled to issue a press release announcing the execution of this Merger Agreement and the transactions contemplated hereunder once the Closing occurs.

(c)           All parties hereto agree not to, and shall cause each manager, officer, director or other affiliate not to, use any confidential information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any shares of AFH Stock (or other securities, warrants or other forms of convertible securities outstanding or other rights to acquire such securities).   All parties hereto acknowledge that (i) a purpose of this Section 3.06(c) relating to confidentiality is so that AFH will be in compliance with Regulation FD promulgated by the SEC, and other applicable securities laws, and (ii) if Pharma does not comply with the provisions of this Section 3.06(c), AFH may be deemed by such action to be in violation of such laws and regulations, which could have a Material Adverse Effect on the business of AFH.

Section 3.07.         Other Actions. Except as contemplated by this Agreement, neither AFH nor Pharma shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is likely to result in any of its respective representations or warranties hereunder being untrue or in any of the conditions to the Reorganization set forth in Article III not being satisfied.

Section 3.08.         Reservation of Common Shares. AFH shall, and shall cause its Subsidiaries to, at all times reserve and keep available, free from preemptive rights, out of the aggregate of its respective authorized but unissued shares of common stock for the purpose of enabling it to satisfy any obligation to issue shares of common stock included in the TMP Merger Consideration or AFH Merger Consideration.  AFH or, if appointed, any transfer agent for the AFH Common Stock (the “Transfer Agent”), will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  AFH shall keep a copy of this Merger Agreement on file with any such Transfer Agent.  AFH will supply any such Transfer Agent with duly executed certificates for such purposes.  AFH will furnish any such Transfer Agent a notice of all adjustments and certificates related thereto.  AFH covenants that all AFH Common Stock included in the Consideration will be validly authorized an issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Section 3.09.         Blue Sky Laws.  AFH shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of AFH Common Stock or Surviving Company  Stock in connection with this Agreement.

ARTICLE IV
COVENANTS

Section 4.01.         Follow-on Financing.  Following the consummation of the Reorganization, AFH Advisory shall assist the Surviving Company in conducting a public or private offering of the equity securities of the Surviving Company with gross proceeds of at least Twenty Million Dollars ($20,000,000) to the Surviving Company (the “Follow-on Financing”) following the Closing.

Section 4.02.         Insider Sale.  In connection with the consummation of the Reorganization, AFH Advisory shall assist the Pharma Insiders in selling an aggregate of not less than Four Million Dollars ($4,000,000) of the Surviving Company Common Stock they would otherwise beneficially own in a private transaction at a sale price of not less than Seventy-Five Percent (75%) of the post-Reorganization valuation used in the Follow-on Financing (the “Insider Sale”).

Section 4.03.         Form 14F-1. To the extent necessary, an Information Statement on Form 14F-1 relating to the appointment of directors to the Board of Directors of AFH and the Surviving Company in connection with the consummation of the Reorganization shall be filed with the SEC and mailed to the stockholders of Surviving Company upon Closing.

ARTICLE V
CLOSING DOCUMENTS AND CONDITIONS

Section 5.01.         Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Reorganization and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a)           Stockholder Approval. The Pharma Required Vote and TMP Merger Sub Required Vote shall have been obtained in accordance with the DGCL.

(b)           Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Entity in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”), and all Consents from third Persons that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(c)           No Law. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Reorganization illegal or otherwise preventing or prohibiting consummation of the Reorganization.

(d)           Registration or Exemption.  All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the AFH Common Stock and the Surviving Company Common Stock to be issued in the Reorganization shall have been obtained and shall be in effect.

(e)           Registration Rights Agreement.  The Surviving Company shall have executed a registration rights agreement in the form attached as Exhibit A in connection with the Closing.

(f)           Lock-Up.  The Parties shall have agreed upon a form of lock-up agreement substantially in the form attached as Exhibit B hereto (a “Lock-Up Agreement”) pursuant to which each director, officer and holder of ten percent (10%) or more of Surviving Company Common Stock after the Effective Date and each of their affiliates (together the “Lock-Up Designees”)  shall agree, in the event the Follow-on Financing is consummated and unless otherwise agreed by the investment bank engaged in connection with the Follow-on Financing, for a period of twelve (12) months from the date the Follow-on Financing Registration Statement filed pursuant to Securities Act of 1933, as amended, to register the Surviving Company Common Stock sold in the Follow-on Financing is declared effective by the Securities and Exchange Commission, that such Lock-Up Designee shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell, or otherwise dispose of, any portion of the shares of Surviving Company Common Stock they hold.

Section 5 .02.         Conditions to Obligation of AFH and its Subsidiaries. The obligations of AFH and its Subsidiaries to consummate the Reorganization are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Pharma set forth in this Agreement shall be true and correct as of the date of this Merger Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Agreements and Covenants.  Pharma shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)           Officer Certificate.  Pharma shall have delivered to AFH a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Pharma, certifying in such capacity as to the satisfaction of the conditions specified in Sections 5.02(a), 5.02(b) and 5.02(e).

(d)           Secretary’s Certificate. Pharma shall have delivered to AFH a true copy of the resolutions of Pharma authorizing the execution of this Merger Agreement and the consummation of the Reorganization and transactions contemplated herein, certified by the Secretary of Pharma or similar officer.

(e)           Company Material Adverse Effect.  No Pharma Material Adverse Effect shall have occurred since the date of this Merger Agreement.

(f)           Pharma Financial Statements.  Pharma shall have provided audited and/or unaudited financial statements of Pharma as may be required for the Super 8-K.

Section 5.03.         Conditions to Obligation of Pharma.  The obligations of Pharma to consummate the Reorganization are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. Each of the representations and warranties of AFH and its Subsidiaries set forth in this Agreement shall be true and correct as of the date of this Merger Agreement and as of the Effective Time as though made as of the Effective Time, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Agreements and Covenants.  AFH and each Subsidiary shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)           Officer Certificate.  AFH and each Subsidiary shall each have delivered to Pharma a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Pharma, certifying in such capacity as to the satisfaction of the conditions specified in Sections 5.03(a), 5.03(b), 5.03(e) and 5.03(h).

(d)           Secretary’s Certificate. AFH shall have delivered to Pharma a true copy of the resolutions of AFH and TMP Merger Sub authorizing the execution of this Merger Agreement and the consummation of the Reorganization and transactions contemplated herein, certified by the Secretary of AFH or similar officer.  In addition, AFH shall have delivered to Pharma a true copy of the resolutions of the stockholders of TMP Merger Sub authorizing the consummation of the Reorganization.

(e)           AFH and Subsidiary  Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Merger Agreement with respect to AFH or any Subsidiary.

(f)           Resignations.  A letter of resignation of Amir Heshmatpour from his position as a director  with AFH and any Subsidiary and from all offices he holds with AFH and any Subsidiary effective upon the Closing.

(g)           Election.  Evidence of the election of  William E. Shell, MD, Kim Giffoni, Maurice DeWald, Arthur R. Nemiroff, Donald J. Webster and John H. Bluher as directors of AFH and the Surviving Company effective upon the Closing; evidence of the appointment of the following officers of the Surviving Company effective as of the Closing: Elizabeth Charuvastra as Chairman and Vice President of Regulatory Affairs, William E. Shell, MD as Chief Executive Officer and Chief Scientific Officer, Kim Giffoni as Executive Vice President of Foreign Sales and Investor Relations, Steve B. Wernacke as Chief Financial Officer and Amir Blachman as Vice President of  Strategy and Operations; and evidence of the appointment of William E. Shell, MD as Chief Executive Officer of the Surviving Subsidiary.

(h)           Three Hundred Round Lot Holders.  AFH shall have at least Three Hundred (300) stockholder of record with each holding at least One Hundred (100) shares of AFH Common Stock each immediately prior to the consummation of the Reorganization.

ARTICLE VI
GENERAL PROVISIONS

Section 6.01.         Termination. This Merger Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time by mutual written consent of Pharma and AFH, or by mutual action of their respective Boards of Directors.

Section 6.02.         Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.03.         Survival of Representations, Warranties and Agreements.

All of the representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time, for a period of one year from the Closing Date, except for those related to taxes, which shall survive as long as the applicable statute of limitations.

Section 6.04.         Notices.

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

(a)
if to AFH, TMP Merger Sub or AFH Merger Sub, to:

9595 Wilshire Blvd., Suite 700
Beverly Hills, California 90212
Attention: Amir F. Heshmatpour
Fax:

with a copy to:

Jin & Schauer
600 Seventeenth Street
Suite 2700 South Tower
Denver, Colorado 80202
Attention:  Jon Sawyer
Fax: (720)889-2222

(b)
if to Pharma, to:

Targeted Medical Pharma, Inc.
2980 Beverly Glen Circle
Suite 301
Los Angeles, CA 90077
Attention: William E. Shell, MD
Fax: (310 531-7089

with a copy to:

Ellenoff Grossman & Schole, LLP
150 E. 42nd Street
New York, NY 10017
Attention:  Barry I. Grossman, Esq.
Fax: (212) 370-7889

Section 6.05.         Interpretation:  Certain Definitions. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Merger Agreement unless otherwise indicated.  The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.  Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  As used in this Agreement, “affiliate” means, as to the person specified, any person controlled, controlled by, or under common control with such person, and “person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other entity.

Section 6.06.         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.07.         Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.08.         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 6.09.         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that TMP Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly owned Subsidiary of AFH.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 6.10.         No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Merger Agreement or makes the Merger Agreement impossible to perform in which case this Agreement shall terminate.  Except as otherwise contemplated by this Merger Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under this Merger Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

Section 6.11.         Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in California in the event any dispute between the parties hereto arises out of this Merger Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Feral or state court sitting in California.

IN WITNESS WHEREOF, each of the following has caused this Merger Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

AFH ACQUISITION III, INC.

By:	/s/ Amir F. Heshmatpour
Name:	Amir F. Heshmatpour
Title:	President

TMP MERGER SUB, INC.

By:	/s/ Amir F. Heshmatpour
Name:	Amir F. Heshmatpour
Title:	President

AFH MERGER SUB, INC.

By:	/s/ Amir F. Heshmatpour
Name:	Amir F. Heshmatpour
Title:	President

AFH HOLDING AND ADVISORY, LLC (with respect to Section 1.02(d)(i) only)

By:	/s/ Amir F. Heshmatpour
Name:	Amir F. Heshmatpour
Title:	Managing Partner

TARGETED MEDICAL PHARMA, INC.

By:	/s/ William E. Shell, MD
Name:	William E. Shell, MD
Title:	Chief Executive Officer

By:	/s/ William E. Shell, MD
Name:	William E. Shell, MD (with respect to Section 3.01 only)

By:	/s/ Elizabeth Charuvastra
Name:	Elizabeth Charuvastra (with respect to Section 3.01 only)

By:	/s/ Kim Giffoni
Name:	Kim Giffoni (with respect to Section 3.01 only)

[Signature Page to Merger Agreement]